Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.312.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

September 30, 2011 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period August 1, 2011 through August 31, 2011 except as otherwise expressly noted.

Provisional (unaudited) financial information and EBITDA as of August 31, 2011

The following information concerns the Company’s provisional (unaudited) results for the month ended August 31, 2011.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the unaudited statements of operations for the month ended August 31, 2011:

Estimated financial data of the Company for the month ended August 31, 2011

The estimated and unaudited financial data of the Company as of August 31, 2011 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	July 31, 2011	August 31, 2011
Net revenue	$—	$—
Operating income (expense)	$(4,443)	$(4,328)
Profit /(Loss) from operations	$(4,443)	$(4,328)

Other income (expenses), net	$(148)	$—
Preferred Stock:
-Deemed Dividend	$—	$—
EBITDA	$(4,591)	$(4,328)

Depreciation and amortization	$(195)	$(197)
Amortization of debt discount and issuance costs	$(5)	$(5)
Interest expense	$(54)	$(54)

Net profit /(loss) attributable to common shareholders	$(4,845)	$(4,584)

Estimated research and development expenses were $2.1 million for the month July 2011 and $2.8 million for the month August 2011.

Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of July 31, 2011 and August 31, 2011, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	July 31, 2011	August 31, 2011
Cash and cash equivalents	$54,326	$49,779
Long term obligations, current portion	$(1,675)	$(1,640)
Convertible senior notes	$(12,314)	$(12,314)
Estimated net financial standing, current portion	$40,337	$35,825
Long term obligations, less current portion	$(3,406)	$(3,408)
Net financial standing, less current portion	$(3,406)	$(3,408)
Estimated net financial standing	$36,931	$32,417

The total estimated and unaudited net financial standing of the Company as of August 31, 2011 was approximately $32,417 (in thousands of U.S. dollars).

The Company’s 5.75% Convertible Senior Notes with a maturity date of December 15, 2011 come due within the next 12 months.

The Company had no debt that matured during the month of August 2011.

Outstanding notes

The following tables disclose information about the Company’s outstanding Convertible Senior Notes as of August 31, 2011, compared with the same information as of July 31, 2011:

Convertible Notes–August 31, 2011

Description	Maturity / Redemption Date	Principal/ Aggregated Stated Value Outstanding as of July 31, 2011 ($)	Number of Common Stock Reserve as of July 31, 2011	Principal/ Aggregated Stated Value Outstanding as of August 31, 2011 ($)	Number of Common Stock Reserve as of August 31, 2011
5.75% Convertible Senior Notes	15-Dec-11	10,913,000	60,627	10,913,000	60,627
Totals		10,913,000	60,627	10,913,000	60,627

Debt Restructuring Program

In August 2011, the Company neither issued any new debt instruments nor bought any debt instruments already issued by the Company. The Company believes it is in compliance with the covenants on its outstanding convertible notes.

Regulatory Matters and Products in Development

OPAXIO

On August 18, 2011, the Company announced that enrollment had opened for a randomized phase II clinical study, which is being conducted by a Consortium of leading medical centers led by Brown University Oncology Group, comparing the combination of OPAXIO (paclitaxel poliglumex, PPX) and radiation (“RT”) to the combination of temozolomide and RT for patients with newly diagnosed glioblastoma, a high-grade malignant brain tumor.

Pixantrone

On August 23, 2011, the Company announced that it submitted to the European Medicines Agency’s (the “EMA”) Committee for Medicinal Products for Human Use (“CHMP”) its response to the Day 120 List of Outstanding Issues in regards to the Company’s Marketing Authorization Application for pixantrone (the “MAA”) in Europe to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”).

On September 28, 2011, the Company announced that a second independent radiology assessment of response and progression endpoint data from the Company’s PIX301 clinical trial of pixantrone confirmed the statistical robustness of the PIX301 efficacy data that was previously submitted by the Company to the U.S. Food and Drug Administration (“FDA”) in the Company’s new drug application (“NDA”) for pixantrone. This second independent assessment was recommended by the FDA’s Office of

New Drugs (“OND”) as part of the Company’s appeal of the Complete Response Letter for the NDA, which the Company received from the FDA’s Office of Oncology Drug Products. Based on the results of this second independent assessment panel’s review, the Company plans on resubmitting the pixantrone NDA as early as October 2011 for accelerated approval. The Division of Oncology Drug Products (“DODP”) previously confirmed that the review of the NDA would be completed within six months from the date of resubmission, which should provide the Company an FDA action date by April 2012.

Corporate Transactions and Assignment of Assets

With respect to the period from August 1, 2011 through August 31, 2011, the Company has no additional information to disclose to the market.

Exchange Listing Matters

With respect to the period from August 1, 2011 through August 31, 2011, the Company has no additional information to disclose to the market.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding as of July 31, 2011 and August 31, 2011 was 192,876,765 and 192,875,488, respectively.

During the month of August 2011, the following transaction contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	the cancellation of 1,277 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended and restated.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $49.8 million in cash and cash equivalents as of August 31, 2011.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the EMA, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, that the FDA may request additional clinical trials, that the EMA may not approve the MAA after review, that accelerated approval by the FDA of pixantrone may not be possible or occur, that the Company may not be able to address satisfactorily the two key matters raised by the OND or other matters raised by the FDA, the OND, and/or the DODP, that the Company's interpretation of the guidance provided by the FDA, the OND and/or the DODP may be different than the intent of the FDA, OND and/or the DODP, that the FDA, OND and/or the DODP may change its guidance, that the PIX301 study may not be deemed successful, that upon a re-review or resubmission of the NDA, that the FDA may find pixantrone to not be safe and/or effective, that the PIX301 study may still be deemed to be a failed study, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company may not be able to provide satisfactory information in response to the FDA's Complete Response Letter, that the Company may not be able to re-submit the pixantrone NDA quickly, that the Company may not be able to file the additional information for the NDA for accelerated approval as early as October 2011, that even if the Company resubmits the NDA for accelerated approval in October 2011 the FDA may not complete the review of the NDA within six months of resubmission, that the Company may not obtain an FDA action date by April 2012, that the Company may not obtain approval of the NDA from the FDA in the first half of 2012, that the Company cannot guarantee that it will maintain compliance with the NASDAQ listing standards, the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors